BRF S.A.

Publicly-held Company

CNPJ 01.838.723/0001-27

NIRE 42300034240

CVM 1629-2

STATEMENT OF THE 5TH MINUTES OF THE BOARD OF DIRECTORS’ MEETING HELD ON MAY 28, 2015

1. DATE, TIME AND PLACE: Held on May 28, 2015, at 09:00 a.m., at Rua Hungria nº 1.400, 5º andar, in the city of São Paulo - SP.

2. BOARD: Chairman: Abilio dos Santos Diniz. Secretary: Larissa Brack.

3. CALL OF MEETING AND ATTENDANCE: The call of meeting was duly made pursuant to the Company’s Articles of Incorporation. All of the members of the Board of Directors on duty were present: Messrs Abilio dos Santos Diniz, Marco Geovanne Tobias da Silva, Vicente Falconi Campos, Walter Fontana Filho, Luiz Fernando Furlan, José Carlos Reis de Magalhães Neto, Manoel Cordeiro Silva Filho, Paulo Guilherme Farah Correa (via teleconference), Henri Philippe Reichstul.

4. AGENDA: 1. Discussion of April results, forecast, market share and P&L –Profit and Loss Statement (“P&L”) for the domestic market and foreign market; 2. New Code of Ethics; 3.PROHAB – Company’s Habitation in the City of Lucas do Rio Verde – MT (“PROHAB”); 4. Amendment to the Articles of Incorporation of Elebat Alimentos S.A. (“Elebat”); 5. Re-ratification to the non-subscription of the Company’s new shares in the private share capital increase of the affiliate company Minerva S.A. (“Minerva”); 6. 2014 Reference Form.

5. RESOLUTIONS: Upon commencing the meeting, verifying the attendance quorum and convening this meeting, the members of the Board of Directors:

5.1. Became aware of the results relating to April 2014, forecast of the fixed and variable expenses and the Company’s market share, as well as the P&L for the domestic and foreign markets.

5.2. Became aware of the favorable recommendation, without any safeguard, of the Finance, Governance and Sustainability Committee and Statutory Audit Committee for approval of the Company’s Code of Ethics and Conduct. Upon discussing, they approved, by unanimity of votes and without any safeguard, the said Code.

5.3. Became aware of the favorable opinion of the Finance, Governance and Sustainability Committee and approved, by unanimity of votes and without any safeguard, the disposition of properties integrating PROHAB to the permanent employees of the Company, in the amount of seventy thousand Brazilian Reais (R$ 70,000.00) per property, as well as the donation of the amount of twelve thousand Brazilian Reais (R$ 12,000.00) per property to the City Government of Lucas do Rio Verde – MT.

5.4. Approved the favorable guideline of voting for the amendment to the Articles of Incorporation of the subsidiary company Elebat Alimentos S.A. in order to enable the representation of such Company as well by two (2) proxies, so that the Article 18 of the Articles of Incorporation shall be in force with the following wording:

“Article 18. Subject to prior approval required at the events provided in article 15 hereof, the Company’s representation, in and out of court, before third parties, as well as Federal, State and Local public offices and authorities, in order to take effect to any type of business, including the execution of contracts and agreements, shall at all times be exercised by two (2) Officers jointly or one (1) Officer in combination with one Company’s proxy, or two (2) proxies with specific powers to act on behalf of the Company, with powers of attorney, with determined terms of office, except for the general authority that may be granted for undetermined term.”

5.5.Approved, by unanimity of votes and without any safeguard, the re-ratification of the provision in the minutes of the Ordinary Meeting of the Board of Directors, held on March 26, 2015, in view of the substantial error in the quantity of shares which preemptive right would be assigned, with the correct quantity being six hundred and fifteen thousand, and ninety-five (615,095) new common shares issued by Minerva and not six hundred and fourteen thousand, nine hundred and ninety (614,990) as it appeared previously. Thus, the said decision shall be read as follows:

“Ratified, by unanimity of votes and without any safeguard, the non-subscription of the Company’s new shares, in the private share capital increase of the affiliate company Minerva. In view that the purpose of this capital increase is related to the payment of the purchase price by acquiring Frigorífico Matadero Carrasco S.A., ratify, by unanimity of votes and without any safeguard, the acts practiced by the Company’s Board of Officers in the assignment of the Company’s preemptive right for subscription of six hundred and fifteen thousand, and ninety-five (615,095) new registered book entry common shares without par value, issued by to Division Inversión Sudamericana (“Division”), under the article 171, §6 of the Corporations Act (Law nº 6.404/76) and the express statement of intent by the Company not to subscribe leftovers.”

5.6. Approved, by unanimity of votes and without any safeguard, the performance by the Company, on this date, of the Reference Form protocol described in the CVM Instruction no. 480 at the Securities and Exchange Commission of Brazil (“CVM”).

6. ADDITIONAL SUBJECTS: The members of the Board of Directors deliberated on the following additional subjects to the previously provided agenda:

6.1. Mr. Marco Geovanne Tobias da Silva presented his resignation as member of the Company’s Board of Directors, being such resignation consigned and effective from this date. In view of such resignation, Mr. Sérgio Ricardo Miranda Nazaré, Brazilian, married, economist, holder of the ID Card no. 664.181 SSP/DF, enrolled with the  CPF/MF (Individual Taxpayer’s Registry) under the no. 245.212.211-49, having his place of business in the City of São Paulo, State of São Paulo, at Rua Hungria nº 1.400, 5º andar, bairro Jardim Europa, CEP 01455-000, previously elected as alternate member of Mr. Marco Geovanne Tobias da Silva at the General Ordinary and Special Meeting held on April 08, 2015, in order to exercise the position of permanent member of this Board for the remaining term of the term of office, under the Article 16, paragraph 5 of the Company’s Articles of Incorporation.

6.2. Consigned the appointment of Ms. Larissa Brach as Secretary of the Board of Directors as from this date.

7. DOCUMENTS FILED AT THE COMPANY: The documents related to the agenda supporting the deliberations made by the members of the Board of Directors and/or information provided at the meeting shall be filed at the Company’s head office.

8. APPROVAL AND EXECUTION OF THE MINUTES: There not being anything further, the Chairman declared the meeting closed, the minutes were recorded as a summary, which was read, found to be compliant and executed by all the members. São Paulo, May 28, 2015. Signatures: Board: Mr. Abilio dos Santos Diniz – Chairman; Ms. Larissa Brack – Secretary. Directors: Messrs Abilio dos Santos Diniz, Sérgio Ricardo Miranda Nazaré, Vicente Falconi Campos, Walter Fontana Filho, Luiz Fernando Furlan, José Carlos Reis de Magalhães Neto, Manoel Cordeiro Silva Filho, Paulo Guilherme Farah Correa, Henri Philippe Reichstul.

_____________________________

Larissa Brack

Secretária